EXHIBIT 4(pp)


Dated: 17 June 2004

Facility Agreement





between

Reach Ltd.
as Borrower

and

PCCW Limited and Telstra Corporation Limited as Lenders





relating to

a US$50,000,000 Working Capital Revolving Loan Facility

                                    CONTENTS




1.       Facility............................................................1

2.       Purpose.............................................................1

3.       Drawdown............................................................1

4.       Interest............................................................2

5.       Repayment...........................................................2

6.       The Lenders.........................................................3

7.       Security............................................................3

8.       Representations and Warranties......................................4

9.       Undertakings........................................................4

10.      Events of Default...................................................4

11.      Payments............................................................4

12.      Conditions Precedent................................................5

13.      Assignment and Transfer.............................................5

14.      Miscellaneous.......................................................5

15.      Interpretation......................................................6

16.      Notices.............................................................8

17.      Governing Law and Jurisdiction......................................9


                                       i
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THIS AGREEMENT is dated the 17th day of June 2004 and made
--------------

BETWEEN

(1) Reach Ltd., a company incorporated in Bermuda having its registered office at Clarendon House, 2 Church Street, P.O. Box HM 666, Hamilton HM CX, Bermuda (the "Borrower"); and

(2)     PCCW Limited and Telstra Corporation Limited (the "Lenders").

Background

(A) The Lenders have agreed to provide a working capital facility to the Borrower on the terms set out in this Agreement.

(B) The Facility is granted subject to the condition that the Borrower's obligations under this Agreement are secured and guaranteed in the manner set out in this Agreement.

IT IS AGREED as follows:

1.      Facility

        The Lenders shall, on the terms and conditions set out in this Agreement, provide a revolving loan facility of up to US$50 million (US dollars fifty million) (or such greater amount as the Lenders may from time to time unanimously agree) to the Borrower for a period ending on 31 December 2007. Capitalised words used in this Agreement shall have the meaning given to them in clause 15 (Interpretation) and elsewhere in this Agreement.

2.      Purpose

        The Facility shall be utilised by the Borrower to assist with its general working capital requirements, for the payment of interest due on the Facility and for on-lending to its subsidiaries for their working capital requirements.

3.      Drawdown

3.1 Subject, in respect of the first Advance, to fulfilment of the conditions set out in clause 12 (Conditions Precedent) and, in respect of all Advances, to clause 3.2, the Borrower may from time to time during the Availability Period request an Advance under the Facility in an amount not exceeding the Available Facility. The Borrower shall give notice to the Lenders of its intention to draw not later than 11:00 a.m. on the fifth Business Day before the proposed drawing date (which shall be a Business Day) and shall thereby confirm that each condition specified in clause 3.2 is satisfied on the date of such notice.

3.2 No Advance (other than a Rollover Advance) shall be made if, at the time when it is requested or is to be made, (1) there would be a breach of any representation and warranty referred to in clause 6 (Representations and Warranties) or there exists an Event of Default or a Potential Event of Default or (2) unless such Advance is a Rollover Advance or an Interest Advance, the Board of the Borrower has not given its unanimous approval for such Advance.

3.3 Subject to the terms of this Agreement, the Lenders shall make each Advance available to the Borrower on the proposed drawing date and each Lender shall participate in such Advance according to its Proportion. However, a Lender need not make available its Proportion of an Advance unless it is satisfied that the other Lender will make available its Proportion of the Advance at the same time. In addition, until the Borrower has received the correct Proportions of each Advance from each Lender, it must hold any amount it has received from a Lender in a separate account to be immediately repaid to that Lender if the Borrower does not (on the same day) receive the other Lender's correct Proportion of the Advance requested.

3.4 The Available Facility will be cancelled and reduced to zero at the end of the Availability Period and shall not be available for drawing.

4.      Interest

4.1 Interest will accrue during the Interest Period for an Advance at the rate determined by the Lenders to be the aggregate of (1) the Lenders' margin of 2.5% per annum and (2) LIBOR.

4.2 The Interest Period for an Advance shall be one, two or three months or such other duration as may be mutually agreed. The Borrower must notify the Lenders at the time it requests the Advance in accordance with clause 3.1 of the duration of the Interest Period selected. If an Interest Period is not selected for an Advance, it shall have an Interest Period of one month (or, if a Rollover Advance, equal to the Interest Period of the Advance then ending). No Interest Period may extend beyond the Final Maturity Date and any Interest Period that would otherwise extend beyond that date shall instead end on it.

4.3 Any interest not paid on its due date shall be capitalised and shall thereafter form part of the principal amount due under this Agreement. An Interest Advance in an amount equal to such unpaid interest shall be deemed to have been made on such due date and shall have an Interest Period equal to the Interest Period for any other Advance to be made on the same day, failing which, of 3 months (or such other period as the Borrower and the Lenders may agree) and interest shall accrue on such Interest Advance at the applicable rate of interest determined under clause 4.1.

4.4 Any money payable under this Agreement which is not paid when due by the Borrower shall bear interest on a daily basis from the due date to the date of actual payment. Unless capitalised into an Interest Advance (where the interest is determined as specified in clause 4.3) such interest shall be calculated by reference to such successive default Interest Periods as the Lenders may from time to time select (acting reasonably).

4.5 Interest on an overdue amount (unless capitalised into an Interest Advance) shall be charged at the rate per annum determined by the Lenders to be equal to 3.5% per annum above the cost to the Lenders (as conclusively determined by the Lenders) of funding such overdue amount (or each Lender's Proportion of it) from such source(s) and for such period(s) as the Lenders may decide. Interest so accrued shall be due on demand or (in the absence of demand) on the last day of the default Interest Period in which it accrued and, if unpaid, shall be compounded on the last day of that and each successive Interest Period. Interest shall be charged and compounded on this basis both before and after any judgment obtained under this Agreement.

4.6 Interest on each Advance or overdue amount will be calculated on the basis of actual days elapsed and a 360 day year and, save as otherwise provided in this Agreement, will be payable by the Borrower on the last Business Day of the Interest Period relating to such Advance or overdue amount.

4.7 If at any time the Lenders determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for an Interest Period or such rate cannot be determined for that Interest Period, the Lenders shall promptly notify the Borrower and as soon as practicable following such notification, the Borrower and the Lenders shall negotiate in good faith with a view to agreeing an alternative basis for funding the Facility and determining the applicable interest rate. If an alternative basis is not so agreed within 30 days of commencing negotiation, the Lenders may require the Borrower to prepay the Facility whereupon each Advance shall be prepaid in full together with accrued interest at such rate as the Lenders may reasonably determine at the end of its Interest Period.

5.      Repayment

5.1 Subject to clauses 5.3 and 10 (Events of Default), each Advance shall be repaid on the last day of its Interest Period.


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5.2     Subject to the terms of this Agreement, any amount repaid under clause
        5.1 may be reborrowed.

5.3 If all or part of an Advance is to be repaid from the proceeds of all or part of a Rollover Advance, the amount to be repaid by the Borrower shall be set-off against the amount of such Rollover Advance and the party to whom the smaller amount is to be paid shall pay to the other party a sum equal to the difference between the two amounts.

5.4 All outstanding Advances and other sums (if any) owing under the Facility shall in any event be repaid or paid in full by the Final Maturity Date and shall not thereafter be available for borrowing.

6.      The Lenders

6.1 No Lender has any responsibility to the Obligors or to the other Lender for any Obligor's compliance or non-compliance with the Finance Documents.

6.2 Each Lender shall advance (or, as the case may be, be deemed to have advanced) to the Borrower its Proportion of each Advance.

6.3 The obligations of each Lender under the Finance Documents are several. A failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any Obligor. No Lender is liable for the failure by the other Lender to perform its obligations.

6.4 Subject to clause 6.5, the rights of each Lender are several. Any debt arising under the Finance Documents at any time from the Obligors to any of Lenders is a separate and independent debt.

6.5     Despite clause 6.4, the Lenders agree that:

        (a) neither of the Lenders may exercise any right or discretion under or in connection with the Finance Documents without the other Lender's consent; and

        (b) all actions that a Lender may take under or in connection with the Finance Documents must be exercised jointly with the other Lender.

6.6 Any repayment or prepayment of an Advance shall be divided between the Lenders according to each Lender's Proportion at the time immediately before the payment is made.

6.7 Each Lender agrees that if it receives or recovers any amount in respect of a Loan (a "payment") which is more than it would have received or recovered if the payment had been made or received in the correct Proportion for each Lender in accordance with clause 6.6, that Lender must immediately pay an amount to the other Lender so that the other Lender receives the amount that it should have received if the payment had been made or received in the correct Proportion for each Lender.

        The Borrower agrees that any amount paid to a Lender under this clause 6.7:

        (a) increases the principal amount owing under the Facility to the Lender that makes the payment; and

        (b) decreases the principal amount owing under the Facility to the Lender that receives the payment,

        by the amount of the payment.

7.      Security

        All the Borrower's obligations in respect of this Facility shall at all times be (1) unconditionally guaranteed by the Guarantors and (2) unconditionally secured by the Security Documents.


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


8.      Representations and Warranties

        The representations and warranties set out in clause 11 of the Term Loan Facility are incorporated in this Agreement mutatis mutandis as if set out in full and the relevant parties making them were a party to this Agreement, and shall be made on the date of this Agreement and repeated on the first day of each Interest Period by reference to the circumstances then existing.

9.      Undertakings

        The undertakings set out in clause 12 of the Term Loan Facility are incorporated in this Agreement mutatis mutandis and the Borrower undertakes to the Lenders to perform such undertakings as if set out in full.

10.     Events of Default

        The events of default set out in clause 13 of the Term Loan Facility are incorporated in this Agreement mutatis mutandis and shall constitute Events of Default as if set out in full. Upon the occurrence of an Event of Default the Lenders' Commitment to make available the Facility shall be suspended and, at the Lenders' option, shall cease and the Loan and all accrued interest and other amounts owing under this Agreement shall become repayable forthwith on demand in writing made by the Lenders at any time.

11.     Payments

11.1 All payments by the Borrower under or in connection with this Agreement, whether of principal, interest or otherwise, shall be made in US dollars to the Lenders at the following accounts (in proportion to the Outstandings):-

        PCCW Limited                                       Telstra Corporation Limited
        Bank:              HSBC Bank USA, New York         Bank:             Citibank N.A., New York
        Swift Code:        MRMDUS33                        Swift Code:       CITIUS33
        Chips UID:         076026                          CHIPS/Fedwire number: CP0008/FW021000089
        Account Name:      HSBC, Hong Kong Main Branch     Account Name:     Telstra Corporation Limited
        Account No.:       000044407                       Account No.:      36215396
        Further credit to: PCCW Limited
        Account No.:       600 699 466 0001

        (or to such other account or bank as the Lenders may specify from time to time) for value on the due date by such times and in such funds as the Lenders may specify as being customary at the time for settlement of transactions in US dollars, without set-off or counterclaim and free of any deduction or withholding for or on account of tax unless the Borrower is compelled by law to make such a payment subject to the deduction or withholding of tax.

11.2 If the Borrower is compelled by law to make any such deduction or withholding from or in respect of any amount payable by the Borrower under or in connection with this Agreement, the Borrower will pay to the Lenders such additional amount as is required to ensure that the Lenders receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received if no such deduction, withholding or payment had been made.

11.3 All taxes required by law to be deducted or withheld by the Borrower from any amounts payable or paid under or in connection with this Agreement shall be paid by the Borrower to the appropriate authority within the time allowed for such payment under applicable law and the Borrower shall, within 30 days of the payment being made, deliver to the Lenders evidence reasonably satisfactory to the Lenders (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

11.4 Clauses 8.4, 9 and 10 of the Term Loan Facility are incorporated into this Agreement mutatis mutandis.


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12.     Conditions Precedent

        The Facility will become available to the Borrower when the Lenders has received in form and content satisfactory to the Lenders:

        (A) Fully executed originals of the Term Loan Facility and the Finance Documents (in the case of the Security Documents, in registrable form).

        (B) A copy certified by one of the Borrower's officers of a resolution of the Borrower's board of directors (or other authority satisfactory to the Lenders) authorising the execution by the Borrower of this Agreement and designating those persons authorised (1) to sign this Agreement, (2) to approve and sign any renewals or amendments of or to the Facility or this Agreement, (3) to approve and sign any other document required from the Borrower under this Agreement and (4) to request utilisation and otherwise to operate this Facility, in each case together with certified specimens of their signatures.

        (C) (1) a copy certified by an officer of the relevant company of the resolution of the board of directors (or other authority satisfactory to the Lenders) of the giver of each Security Document and of each Guarantor authorising the execution of the relevant Security Document and/or, as the case may be, of the Term Loan Facility and designating those persons authorised to sign the same, together with certified specimens of their signatures, and (2) a copy certified by an officer of the relevant company of the certificate of incorporation and memorandum and articles of association (or other constitutional documents) of the Guarantor and the giver of each Security Document.

        (D) Evidence of the appointment of a process agent in England in respect of each of the Obligors.

        (E) A Deed of Release in a form acceptable to the Lenders (as evidenced by their execution thereof) fully executed by each party to it (and the release of the Obligors contemplated by it having become effective).

13.     Assignment and Transfer

13.1 The Borrower may not assign or transfer any of its rights and/or obligations under or in respect of this Agreement.

13.2 The Borrower acknowledges that each of the Lenders may assign and/or transfer its rights and/or obligations under this Agreement and the Security Documents, and any person to which such rights and/or obligations may from time to time be so assigned or transferred shall be entitled to the benefit of this Agreement and the Security Documents to the extent of such assignment or transfer as if such person had constituted an original lender under this Agreement, provided that the consent of the other Lender shall be required for any such assignment or transfer.

13.3 The Borrower agrees at the expense of the relevant Lender to execute and deliver, or to procure the execution and delivery of, such document(s) as may be required by the Lenders to effect such assignment or transfer.

14.     Miscellaneous

14.1 All certifications or determinations by the Lenders of a rate or amount under this Agreement shall be conclusive evidence of the matters to which they relate, except in any case of manifest error.

14.2 No delay or omission by the Lenders in exercising any right or power under this Agreement shall impair such right or power, and any single or partial exercise of it shall not preclude any other or further exercise of it or the exercise of any other right or power. The rights and remedies of the Lenders under this Agreement are cumulative and not exclusive of any right or remedy provided by law.

14.3 The Borrower shall indemnify the Lenders on demand (without prejudice to Lenders' other rights) for any expense, loss or liability properly incurred by the Lenders in consequence of (1) any failure by the Borrower to borrow in accordance with a notice of drawing given by it to the Lenders (other than by reason of default or negligence by the Lenders), or (2) any default or delay by the Borrower in the payment of any amount when due under this Agreement, or (3) the occurrence or continuance of any event referred to in clause 10 (Events of Default) or
        (4) all or part of an Advance being prepaid or repaid otherwise than on the maturity of the then current Interest Period for such Advance including, without limitation, any loss (including loss of margin), expense or liability sustained or incurred by the Lenders in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain that Advance (or any part of it).

14.4 Any legal fees and expenses, stamp duty and other transactional taxes and other out of pocket expenses properly incurred by the Lenders in connection with the negotiation, preparation and execution of this Agreement or any consent or waiver or the enforcement and preservation by the Lenders of its rights under this Agreement will be reimbursed by the Borrower on demand by the Lenders on a full indemnity basis.

14.5 At any time while an Event of Default is continuing or after the Loan has been accelerated, a Lender may set off any matured obligation owed by it to any Obligor against any matured obligation owing to it by such Obligor, regardless of the place of payment or currency of the matured obligations.

14.6 If, for any reason, any amount payable under this Agreement is paid or is recovered in a currency (the "other currency") other than that in which it is required to be paid (the "contractual currency"), then, to the extent that the payment to the Lenders (when converted into the contractual currency at the then applicable rate of exchange) falls short of the amount unpaid under this Agreement, the Borrower shall, as a separate and independent obligation, fully indemnify the Lenders on demand against the amount of the shortfall.

14.7 If any sum paid or recovered in respect of the liabilities of the Borrower under this Agreement is less than the amount then due, the Lenders may apply that sum to principal, interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Lenders shall reasonably determine.

14.8 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable, the remaining provisions shall in no way be affected or impaired thereby.

15.     Interpretation

15.1    In this Agreement, unless the context otherwise requires:

        "Advance" means the principal amount of each borrowing made or to be made under the Facility or (as the case may be) the principal amount for the time being outstanding in respect of such borrowing, and shall include an Interest Advance;

        "Agreement Date" means the date of this Agreement, being the date first stated on page 1 above;

        "Available Facility" at any time means the amount of the Facility at such time less the principal amount of any Advance which has been made (or is due to be made before the proposed drawdown date) and has not been repaid or is not due to be repaid on or before the proposed drawdown date;

        "Availability Period" means the period from the Agreement Date to 1 December 2007 (both days inclusive);

        "Business Day" means a day (other than a Saturday or Sunday) on which the Lenders are ordinarily open for business in Hong Kong and Australia or, if such reference relates to the date for the payment or purchase of any sum denominated in US dollars, New York and London or, if such reference relates to a day on which LIBOR is to be determined, London;


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        "Commitment" means, at any time, for a Lender, half of the total
        Facility amount made available at such time under this Agreement;

        "Term Loan Facility" means the syndicated term loan facility agreement dated 12 January 2001 to which the Borrower is a party as borrower (as amended and restated by amendment and restatement agreements dated 15 April 2003 and 17 June 2004);

        "Event of Default" means any event or change referred to in clause 10;

        "Facility" means the loan facility made available under this Agreement (as increased or reduced from time to time in accordance with its provisions);

        "Final Maturity Date" means 31 December 2007;

        "Finance Documents" means this Agreement, the Security Documents, the Guarantees and any other document which from time to time may be granted in favour of the Lenders in connection with the Facility;

        "Floating Charges" means the floating charges in favour of the Lenders granted or to be granted by Reach Ltd., Reach Global Networks Limited, Reach Networks Hong Kong Limited and Reach Networks Australia Pty Limited;

        "Guarantees" means the guarantee and indemnity by each of the Guarantors set out in the Term Loan Facility;

        "Guarantors" has the same meaning as is given to it in the Term Loan Facility;

        "Interest Advance" means an Advance which is made to pay accrued interest under the facility in the manner specified in clause 4.3;

        "Interest Period" means, in relation to any Advance or overdue amount, each period selected under this Agreement for the purpose of calculating the interest rate from time to time applicable to that Advance or overdue amount;

        "LIBOR" means, in relation to any Advance or overdue amount and any Interest Period relating to it, the rate per annum determined by the Lenders to be equal to the official fixing rate by the British Banker Association for US$ conducted each day at 11:00 am (London time) which appear on the page of the Reuters Monitor Money Rates Service (or, if not available, a successor or substitute page or service selected by the Lenders after consultation with the Borrower) which displays London interbank offered rates for US$ (being current "LIBOR01" for US$) for the Interest Period (or any period which may, in the Lenders' reasonable opinion, be comparable to the Interest Period) as of 11:00 am (London time) on the day that is two Business Days before the first day of such Interest Period, or, if no such rate is quoted, the average (rounded upwards, if necessary, to the nearest four decimal places) of the rates at which each Lender is able to obtain comparable amounts of US$ from whatever source it may reasonably select for a period comparable to such Interest Period;

        "Loan" means the aggregate of all Advances for the time being outstanding;

        "month" means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that is not a Business Day, on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day, save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month;

        "Obligors" means the Borrower, each Guarantor and each party to the Security Documents (other than the Lenders);

        "Outstandings" in respect of a Lender at any time means the principal amount of the Loan at such time which is repayable to such Lender;

        "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

        "Potential Event of Default" means any event or circumstance of which the Borrower is aware which, with the giving of notice, expiry of a grace period or the making of any determination under a Finance Document or any combination of them, would be an Event of Default;

        "Proportion" means, at any time, for a Lender, the proportion which such Lender's Commitment bears to the aggregate of the Lenders' Commitments;

        "Rollover Advance" means one or more Advances:

        (1) made or to be made on the same day that a maturing Advance is to be repaid; and

        (2) the aggregate amount of which is equal to or less than the maturing Advances;

        "Security Documents" means the Share Charges, the Floating Charges and any other document which may be provided to the Lenders from time to time pursuant to this Agreement to provide a security interest in favour of the Lenders over assets or revenues of the Borrower or any third party as security for the Borrower's obligations under this Agreement and the other Finance Documents;

        "Share Charges" means the share charges in favour of the Lenders granted or to be granted by each of Reach Ltd., Reach Global Networks Limited and Reach International Holdings Limited; and

        "US dollars" and "US$" means the lawful currency for the time being of the United States of America.

15.2 References to any person include any successor or permitted assignee or transferee of that person.

15.3 Save where the context otherwise requires, any expression in this Agreement incorporating the singular shall include the plural and vice versa.

15.4 Unless stated otherwise, references to a time of the day are references to the time in Hong Kong.

16.     Notices

        Every notice, request or other communication shall:

        (1) be in writing delivered personally or by prepaid first class letter or facsimile transmission;

        (2) be deemed to have been received, in the case of a letter when delivered personally or two Business Days after it has been sent by first class post or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business
                Day); and

        (3) be sent to the Borrower or, as the case may be, to the Lenders at the relevant address stated below or to such other address as may be notified in writing by the relevant party to the other party.

                (A)     if to the Lenders:

                        PCCW Limited        and      Telstra Corporation Limited

                        39th Floor, PCCW Tower          Level 41
                        TaiKoo Place                    242 Exhibition Street
                        979 King's Road                 Melbourne VIC 3000
                        Quarry Bay                      Australia
                        Hong Kong

                        Fax:     +852 2962 5725         +61 3 9632 3215
                        Tel:     +852 2883 6615         +61 3 9634 6431

                        Attention: Company Secretary    Company Secretary

                (B)     if to the Borrower:

                        Reach Ltd.
                        c/o 18th Floor
                        Telecom House
                        3 Gloucester Road
                        Wanchai
                        Hong Kong

                        Fax:     +852 2519 3373 and +852 2824 0518
                        Tel:     +852 2883 6180

                        Attention:       Finance Director / General Counsel

        All communications by the Borrower shall be effective only on actual receipt by the Lenders.

17.     Governing Law and Jurisdiction

17.1 This Agreement shall be governed by and construed in accordance with English law.

17.2 The Borrower hereby irrevocably submits, for the exclusive benefit of the Lenders, to the jurisdiction of the courts of England (but without prejudice to the right of the Lenders to commence proceedings against the Borrower in any other jurisdiction) and irrevocably waives any objections on the ground of venue or forum non conveniens or any similar grounds.

17.3 The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of the giving of any relief by way of injunction on order for specific performance or for the recovery of assets or revenues and the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the assets, detention or sale of any of its assets and revenues.



THIS AGREEMENT was signed on the date first stated on page 1 above.



For and on behalf of
PCCW Limited


For and on behalf of
Telstra Corporation Limited



For and on behalf of
Reach Ltd.


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